UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

STERLING MINING COMPANY

(Exact name of registrant as specified in its charter)

000-51669

(Commission File No.)

Idaho	82-0300575
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2201 Government Way, Suite E, Coeur d’Alene, ID 83814

(Address of principal executive offices)

(208) 666-4070

(Registrant’s telephone number)

Not Applicable

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 17, 2008, Sterling Mining Company entered into a bridge term loan with a group of lenders in the principal amount of $2,400,000. After a deduction for a reserve of $216,000 for interest and legal expenses, a payment to the lender for services of $144,000 and recording and other costs, the net proceeds to the Company were $2,021,740. The principal amount of the loan is due 120 days following the date the loan was made and bears interest at the rate of 24% per annum. Interest is payable monthly beginning July 1, 2008. The loan is secured by certain patented mining claims, the property where Sterling Mining’s tailings pond is located, and all of Sterling Mining’s accounts, equipment, inventory, leases (excluding the Sunshine Mine lease) and other personal property, subject to existing security interests. The loan agreement imposes certain restrictions on Sterling Mining’s ability, without the approval of the lenders, to incur additional debt or dispose of any assets outside the normal course of business. Sterling Mining also agreed to indemnify the lenders against claims, costs, and liabilities resulting from the release of any hazardous substance or violation of environmental laws in the course of Sterling Mining’s operations.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No	Description of Document
10.1	Secured Promissory Note dated June 17, 2008

10.2	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 17, 2008

10.3	All Assets Security Agreement dated June 17, 2008

10.4	Environmental Indemnity Agreement dated June 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPA NY

Dated: June 20, 2008	By:	/s/ James N. Meek
James N. Meek, Vice-President and Chief Financial Officer

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